Exhibit 10.2

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“this Agreement”) is entered into effective November 1, 2006 (by and between Tennant Company, with its principal place of business at 701 North Lilac Drive, Minneapolis, Minnesota, USA (“the Company”) and Karel Huijser, a resident of Antwerp, Belgium (“Executive”).

A.   The Company manufactures and distributes industrial and commercial floor cleaning equipment and supplies; and

B.   Executive is an experienced executive, with general management experience; and

C.   The Company desires to engage Executive and Executive wishes to provide his services to the Company, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.   Services.   Subject to all of the terms and conditions hereof, the Company shall retain Executive, and Executive shall serve the Company, until Executive’s services hereunder terminate in accordance with Section 8 hereof.

The Executive will keep office in Antwerp, Belgium and agrees that extensive travel will be required in relation to his position and duties as mention under Section 2.

2.   Position and Duties.   Subject to all terms and conditions of this Agreement, the Executive will be appointed and serve as Managing Director of Tennant Europe N.V. and Vice President International for the Company. Executive shall perform the customary duties of a Managing Director of European operations, of a Vice President International and such other duties as may be specified from time to time by the Company’s Chief Executive Officer or the Board of Directors of the Company (“the Board”). Executive shall report to the Company’s Chief Executive Officer. While Executive is employed by the Company, Executive shall devote full time to Executive’s duties hereunder and shall not accept other employment or engage in other material business activity, except as approved in writing by the Company.

3.   Annual Compensation.

(a)   Company Affiliates.   Executive’s services hereunder shall be provided to the Company and or to one or more subsidiaries or affiliates of the Company, as determined by the Company from time to time consistent with Section 2 above. Executive’s base salary hereunder may be paid in whole or in part from one or more subsidiaries or affiliates of the Company and will be paid in currency of such countries agreed upon by the Company and Executive in cooperation with the Company’s accountants and in accordance with applicable laws.

(b)   Base Salary.   While Executive is engaged by the Company hereunder, the Company shall pay to Executive a Base Salary, less applicable tax and other deductions and in accordance with the Company’s normal payroll policies and procedures, at the annual rate of 280.000 EURO. Consistent with the Company’s practice, during March of each year the Company will review Executive’s Base Salary.

(c)   Short-Term Incentive Bonus.   While Executive is engaged by the Company hereunder, Executive shall be eligible to participate in any short-term incentive plan or program as the Board may establish from time to time for senior executives of the Company (throughout this Agreement references to the “Board” shall include any authorized committee of the Board, including but not limited to the Executive Compensation Committee of the Board). Subject to the terms of such plan or program, Executive shall be eligible for a short-term incentive bonus potential equal to 45% of his base salary, based on achievement of Company goals determined at the sole discretion of the Company. For calendar year 2006, the Executive shall receive a pro rata payment under the plan. Any such payment shall be in the form of cash, stock and/or other equity-based compensation in accordance with the terms of the short-term incentive plan or program.

(d)   Long-Term Incentive Bonus.   While Executive is engaged by the Company hereunder, Executive shall be eligible to participate in any long-term incentive plan or program as the Board may establish from time to time for senior executives of the Company. Subject to the terms of such plan or program, Executive shall be eligible for a long-term incentive bonus potential equal to 60% of his base salary, based on achievement of Company goals determined at the sole discretion of the Company. Any bonus payment shall be in the form of cash, stock and/or other equity-based compensation in accordance with the terms of the long-term incentive plan or program.

(e)   Stock Options.   While Executive is employed by the Company hereunder, and subject to the terms and conditions of definitive stock option agreements and applicable stock option plans, the Company shall annually review Executive’s stock compensation and may grant to Executive options to purchase shares of the Company’s common stock in its discretion. Upon commencement of Executive’s services, the Executive shall receive a grant of 10.000 stock options, with a strike price set at the closing sale price of the Company’s common stock on the business day immediately preceding Executive’s first day of services with the Company. Thereafter, grants of stock options shall be at the discretion of the Board. In lieu of such options to purchase shares of the Company’s common stock, the Company may grant to Executive restricted stock or other stock-based compensation of substantially equivalent value, in a form and subject to terms and conditions to be mutually agreed upon between the Company and Executive.

(f)   Restricted Stock.   While Executive is engaged by the Company hereunder, and subject to the terms and conditions of definitive stock agreements to be entered into between the Company and Executive, the Company shall annually review Executive’s stock compensation and may grant Executive restricted shares of the Company’s common stock in its discretion.

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4.   Signing Bonus.   Upon commencement of Executive’s services hereunder, and subject to the terms and conditions of a definitive shareholder agreement to be entered into between the Company and Executive, the Company shall grant Executive 10.000 shares of restricted stock, which shares will vest 50% one (1) year after the grant date and the remaining 50% two (2) years after the grant date.

5.   Perquisite package.   In January 2007 provided Executive continues in the service of the Company hereunder, Executive shall receive a perquisite package of restricted stock units with a value substantially equivalent to $12.000 USD.

6.   Tuition Fee.   While Executive is engaged by the Company hereunder, the Company will pay the school tuition for each of Executive’s three children until each child completes high school. The Company and Executive expect the value of such tuition upon commencement of this Agreement to be 60.000 EURO net (20.000 EURO per child).

7.   Employee Benefits.

(a)   Vehicle.   While Executive is engaged by the Company hereunder, the Company shall provide a vehicle, as well as a European gasoline tank card, to Executive for his business and personal use, of a type and model mutually agreed upon by the Company and Executive according to Company practice. Legal tax deductions for the private use of the car will be settled on a monthly basis via the salary slip. Executive shall maintain accurate records of personal and business use in such form as requested by the Company from time to time. Executive shall promptly return the vehicle to the Company upon its request if Executive is unable to fully perform his duties under this Agreement for more than 90 consecutive calendar days due to disability.

(b)   Telephone.   While Executive is engaged by the Company hereunder, the Company shall provide a mobile telephone to Executive for his business and personal use, the personal contribution amounting to 10 EURO will be settled and deducted via the monthly salary slip.

(c)   Vacation.   While Executive is engaged by the Company hereunder, he shall be entitled to 30 days paid vacation. Executive shall schedule his vacation time off so as not to unduly interfere with the operations of the Company.

(d)   Health Insurance.   While Executive is engaged by the Company hereunder, the Executive will benefit from a medical insurance. The premiums for the medical insurance of the Executive are paid by the Company; premiums for family members are contributory.

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(e)   Disability.   While Executive is engaged by the Company hereunder, the Company shall provide Executive with disability insurance as provided to Tennant Europe N.V. management team.

(f)   Pension.   While Executive is engaged by the Company hereunder, the Company shall contribute to a group insurance for pension, disability and death in service as provided to Tennant Europe N.V. management team.

(g)   Relocation.   Executive shall be eligible for relocation assistance from Shanghai, China to Antwerp, Belgium in accordance with the Company’s relocation policies and practices for senior executives of the Company in effect at the time, if applicable, that Executive relocates.

(h)   Tax assistance.   For any tax year while Executive is engaged by the Company hereunder, the Company will provide to Executive tax assistance for preparation of any required tax returns, on a worldwide basis, such services to be provided by tax consultants selected and paid for by the Company.

8.   Termination of Services.   Executive’s engagement by the Company hereunder shall terminate and be effective:

(a)   on the date set forth in a written notice from the Company to Executive of the termination of Executive’s engagement without Cause, which date shall be at least 120 calendar days following the date of such notice (provided, however, that the Company may terminate Executive’s services on less than 120 days notice, in which case the Company will continue Executive’s Base Salary and benefits under Section 7(a), Section 7(d), Section 7(e), and Section 7(f) for any remaining portion of the 120-day notice period);

(b)   on the date set forth in a written notice from Executive to the Company of the termination of Executive’s engagement without Good Reason, which date shall be at least 60 calendar days following the date of such notice (provided, however, that the Company may terminate Executive’s services during such 60-day notice period, in which case the Company will continue Executive’s Base Salary and benefits under Section 7(a), Section 7(d), Section 7(e), and Section 7(f) for any remaining portion of the 60-day notice period);

(c)   immediately upon written notice from the Company to Executive of termination with Cause, or upon written notice from Executive to the Company of termination with Good Reason; or

(d)   upon Executive’s death or Disability.

Any notice pursuant to Section 8(a), Section 8(b) or Section 8(c) shall, as applicable, specify whether such termination by the Company is with or without Cause, or termination by Executive is with or without Good Reason, and, if with Cause or Good Reason, shall set forth in reasonable detail the basis therefor. Upon termination of Executive’s services hereunder, Executive shall receive, in addition to any amounts owed pursuant to Section 9 of this Agreement, any Base Salary and STIP for the preceding year, to the extent such amounts are earned but unpaid as of the Termination Date, in accordance with the Company’s payroll practices and any applicable plans or programs.

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9.   Termination.

(a)   If Executive’s services hereunder terminate by reason of a termination by the Company without Cause, or by reason of a termination by Executive with Good Reason, then:

(i)   The Company shall pay to Executive, in accordance with the Company’s regular payment schedule, Executive’s then-current Base Salary for a period of 12 consecutive months after the Termination Date.

(ii)   If the Termination Date is any day other than the last day of the STIP plan year, the Company shall pay to Executive the full amount of the award that would have been payable to Executive under the STIP for such plan year had all performance targets been met and the Executive remained engaged by the Company until the end of the plan year. The payment shall be made no later than the date awards under the STIP for such plan year are or would have been paid to the participants in the STIP.

(iii)   The Company shall continue Executive’s benefits in effect under Sections 7(d), 7(e), and 7(f) of this Agreement, as in place immediately prior to the Termination Date, and shall continue to pay the Company’s portion of any costs for such benefits for a period of up to 12 months following the Termination Date to the extent permitted by the applicable benefit plans and programs. The Company will stop providing such continued benefits and/or paying its portion of the costs, as applicable, prior to the end of the 12-month period if Executive (and Executive’s covered dependents) is no longer eligible for such benefits or is provided essentially equivalent and no less favorable benefits by another source, such as a subsequent employer or contractor.

(b)   If Executive’s services hereunder terminate due to Executive’s death or Disability, then the Company shall pay to Executive (or Executive’s legal representative), in accordance with the Company’s regular payment schedule, Executive’s then-current Base Salary through and including the last day of the calendar month in which the Termination Date occurs.

(c)   Upon termination of Executive’s engagement hereunder for any reason, Executive shall immediately resign any and all positions he may then hold as an officer or director of the Company or any subsidiary or affiliate of the Company.

(d)   Payments under Section 9(a) shall be in lieu of any other severance or notice to which the Executive may be entitled under the Company’s policies or applicable law.

10.   Management Agreement. At the same time as they sign this Agreement, the parties are entering into the Management Agreement attached hereto as Exhibit A.

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11.   Withholding of Taxes, Other Limitations.

(a)   Taxes.   All payments to Executive hereunder may be subject to withholding of income and other taxes and all other amounts required by law. The Company may deduct required taxes from any compensation hereunder. Executive shall be responsible for payment of all other taxes on compensation hereunder.

(b)   Offsets.   Notwithstanding any other provision of this Agreement, any payments required by Section 9(a) shall be reduced by any severance pay or other compensation that Executive is eligible to receive from the Company, its subsidiaries or its successors under any policy, plan or agreement of the Company, other than this Agreement, or under applicable laws regarding termination notice or severance, in the event of the Company’s termination of Executive’s engagement with the Company, and by any indemnity paid to Executive under Section 13(b) of this Agreement.

(c)   Effect of Management Agreement.   Notwithstanding any other provisions of this Agreement, if a termination occurs during the Transition Period (as defined in the Management Agreement), Executive shall not be entitled to receive any compensation or benefits under Section 9(a) above, but shall be entitled to compensation and benefits, if any, pursuant to the Management Agreement.

(d)   Code Section 409A.   This Agreement is intended to satisfy, or otherwise be exempt from, the requirements of Code § 409A(a)(2), (3) and (4), including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, or fails to be exempt from Code § 409A, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement.

(e)   No Mitigation.   Executive shall not be required to mitigate the amount of any payment or other benefit provided for in Section 9 by seeking employment or services with another employer or otherwise; nor shall the amount of any payment or other benefit provided for in Section 9 be reduced by any compensation earned by Executive as the result of Executive’s subsequent employment or services with another employer, except as otherwise expressly provided in this Agreement.

12.   Return of Property.   Upon termination of Executive’s services with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, electronic media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and any vehicles, keys, access cards, access codes, passwords, credit cards, computers, telephones and other electronic equipment belonging to the Company.

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13.   Certain Covenants of Executive.

(a)   Executive hereby agrees that while he is engaged by the Company, Executive will not, directly or indirectly:

(i)   own, operate, invest in, lend money to, be employed by, act as officer or director for, or acquire or hold any interest in (A) any business of any nature which competes with the Company; or (B) any corporation, partnership, association or other entity of any nature which owns, operates or has an interest in any such competing business (except that nothing herein shall prohibit Executive from owning not more than 1.0% of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange);

(ii)   employ or attempt to employ any director, officer or employee of the Company, or otherwise interfere with or disrupt any employment relationship (contractual or other) of the Company;

(iii)   solicit, request, ad vi se or induce any present or potential customer, advertiser, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company; or

(iv)   publicly criticize or disparage in any manner or by any means the Company, or any aspect of its management, policies, operations, products, services, practices or personnel thereof.

(b)   In view of the international activities of the Company and Executive’s services hereunder, after he has left the Company Executive shall be prohibited from engaging in similar activities, either by running or owning a personal enterprise or by being hired or providing services to a competing employer or entity, and having thus the opportunity of causing a prejudice to the Company by using for himself or for the profit of a competitor his knowledge of any practice specific to the Company which he has acquired during his services either directly or indirectly. This prohibition shall apply during a period of twelve months following the termination of Executive’s services with the Company and shall cover the following territory: United States, Europe, and any country in Asia, Latin America, South America and the Middle East where Executive has had material duties or responsibilities hereunder. In the event of enforcement of this non-competition clause, Executive shall be granted a single compensatory lump-sum indemnity, unless the Company has waived the applicability of the non-competition clause within fifteen (15) days after the termination of Executive’s services hereunder. In the event that Executive’s services are terminated by the Company, the Company shall inform him, at the time notice of termination is given, whether or not the Company intends to effectively apply this Section 13(b). The amount of this indemnity shall be equal to one half of the gross remuneration that would have been payable to Executive corresponding to the period of effective enforcement of this non-competition clause had Executive remained with the Company. In the case of enforcement of this clause, and if Executive fails to comply with its provisions, he shall repay to the Company the indemnity which he received and shall, in addition, pay an amount equivalent to this indemnity, without prejudice to any additional damages which may be claimed by the Company.

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(c)   Except as otherwise approved by the Company in writing, Executive shall not at any time divulge, furnish or make accessible to anyone (other than the Company and its directors and officers) any Confidential Information. Neither during nor after Executive’s services for the Company, Executive shall not use for Executive’s benefit, or to the detriment of the Company, any Confidential Information, except as required in the conduct of the Company’s business or authorized in writing by the Company. “Confidential Information” as used herein shall mean all non-public information and data of the Company not generally known or readily ascertainable by proper means including, without limitation, customer or client lists, products, pricing structure, sales reports, marketing programs, compensation system, staffing levels, presentations, business data, technological information or data, statistical or other research, advertising or marketing plans, policies, manuals, suppliers, procedures, farms, techniques, finances, organization, personnel, plans, objectives or strategies and information with respect to the name, address, finances, contact person, and business needs of Company’s customers or prospective customers. “Confidential Information” includes, but is not limited to, information which was developed by Executive during the period of his services to the Company or to which he gained access by virtue of his positions as Managing Director or Vice President International.

14.   Definitions.   When used in this Agreement with initial capitalized letters, the following terms have the meanings indicated below, unless context requires otherwise:

(a)   Base Salary.   “Base Salary” means Executive’s annual base salary established by the Board and/or Compensation Committee in accordance with Section 3(a).

(b)   Cause.   “Cause” means:

(i)   Executive’s material breach of this Agreement, which is not remedied within 30 days after receipt of written notice thereof;

(ii)   an act or acts of dishonesty undertaken by Executive and intended to result in gain or personal enrichment of Executive at the expense of the Company;

(iii)   persistent failure by Executive to perform the duties of Executive hereunder, which failure is demonstrably willful and deliberate on the part of Executive and constitutes gross neglect of duties by Executive and which is not remedied within 90 days after receipt of written notice thereof;

(iv)   the indictment or conviction of Executive for a felony if the act or acts constituting the felony are substantially detrimental to the Company or its reputation; or

(v)   any other reason constituting cause under applicable law.

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(c)   Code.   “Code” means the United States Internal Revenue Code of 1986, as amended.

(d)   Company.   “Company” means Tennant Company and/or any parent, affiliate or subsidiary of Tennant Company that is under common control with Tennant Company.

(e)   Disability.   “Disability” means the inability of Executive to perform his duties hereunder by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 365 days or more. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least thirty (30) days.

(f)   Good Reason.

(i)   the Company’s material breach of this Agreement which is not remedied within 30 days after receipt of written notice thereof; or

(ii)   the assignment to Executive, without Executive’s written consent, of duties and responsibilities that are substantially inconsistent with, or materially diminish, Executive’s position with the Company other than for Cause or on account of Disability.

(g)   Management Agreement.   “Management Agreement” means the Management Agreement between Executive and the Company of even date herewith and attached to this Agreement as Exhibit A.

(h)   STIP.   “STIP” means the Company’s Short-Term Incentive Plan, as amended, or any successor plan.

(i)   Termination Date.   “Termination Date” means the date on which Executive’s services with the Company end, as defined in Section 8.

15.   No Violation of Other Agreements.   Executive hereby represents and agrees that neither (a) Executive’s entering into this Agreement nor (b) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

16.   Successors and Assigns.   This Agreement is binding on Executive and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned. No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity.

17.   Severability.   Each section and provision of this Agreement shall be considered severable and any invalidity of any provision shall not render invalid or impair to any extent any other section or provision hereof.

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18.   Governing Law.   All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the state of Minnesota, USA.

19.   Entire Agreement.   This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

20.   Amendments.   No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

21.   No Waiver.   No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

22.   Dispute Resolution.   The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement, Executive’s engagement with the Company or the termination of such engagement (except for any dispute arising under the Management Agreement) (a “Dispute”) by mediation and, if such mediation is not successful, by final and binding arbitration. Disputes and claims encompassed by this Agreement include all applicable international, foreign, federal, state and local claims, whether based on common law or statutes, directives, rules or regulations. The parties shall first attempt in good faith to resolve any Dispute by confidential mediation before a qualified mediator mutually agreed upon by the parties. If the Dispute is not resolved by mediation within 45 days after initial notice of the Dispute, then the Dispute shall be finally resolved by arbitration before a single arbitrator in accordance with the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. Any mediation or arbitration hereunder shall be conducted in Minneapolis, Minnesota. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be paid by the Company. The arbitrator shall have the jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the Dispute and to remedy any breaches of the Agreement or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party’s administrative remedies under federal, state or local law. Executive and the Company acknowledge and agree that this arbitration provision is beneficial to both parties because it provides a quick, less expensive and confidential manner of resolving finally any dispute or claim. All mediation and arbitration proceedings hereunder shall be confidential and the parties, mediator and arbitrator shall keep confidential the existence and nature of any Dispute and all related proceedings. Notwithstanding anything to the contrary provided in this Section 22 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if in such party’s sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Executive hereby voluntarily consents to jurisdiction of the state and federal courts in Minnesota and waives any objection based on lack of personal jurisdiction or inconvenient forum.

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23.   Notices.   All notices hereunder shall be delivered by hand or sent by reliable next day courier (or 2-day courier in the case of international delivery), to the party to receive the same at the address set forth with the signature of such party hereto or at such other address as may have been furnished to the sender by notice hereunder.

24.   Counterparts.   This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

Minneapolis August _16_, 2006

KAREL HUIJSER	TENNANT COMPANY

/S/ Karel Huijser	/S/ H. Chris Killingstad

Address:	By: H. Chris Killingstad

Its: President and CEO

Belgium	Address:	701 North Lilac Drive Minneapolis, MN 55422

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EXHIBIT A TO

SERVICES AGREEMENT

KAREL HUIJSER

TENNANT COMPANY

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is entered into effective November 1, 2006 by and between Tennant Company, a Minnesota corporation (the "Company"), and Karel Huijser, a resident of Antwerp, Belgium (“Executive”).

Recitals

A.   Executive is a key member of the management of the Company and is expected to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that Executive makes and is expected to continue to make to further the best interests of the Company and its shareholders.

B.   It is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company.

C.   It is desirable and in the best interests of the Company and its shareholders to provide inducement for Executive (A) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (B) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company.

D.   It is desirable and in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company without regard to the possibility that Executive’s services may be terminated without compensation in the event of certain changes in control of the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.   Application of Agreement.   No amounts or benefits shall be payable or provided for pursuant to this Agreement unless a Change in Control shall occur during the Term of this Agreement.

2.   Involuntary Termination of Engagement.

(a)   Severance Benefits. If Executive’s engagement terminates by reason of an Involuntary Termination by the Company without Cause, upon or after the First Change in Control and prior to the end of the Transition Period, the Company shall provide to Executive the benefits set forth in Sections 2(a) through 2(c) below, subject to the limitations and conditions in Sections 2(b) and 4:

(i)   The Company (or its Successor) shall pay to Executive in a lump sum on the Termination Date, a cash payment equal to three (3) times Executive’s Average Annual Compensation, less $1.00.

(ii)   If the Termination Date is any day other than the last day of the STIP plan year, the Company (or its Successor) shall pay to Executive a pro rata portion of the award (based on the number of days in the STIP plan year occurring on or before, and after, the Termination Date) that would have been payable to Executive under the STIP for such plan year had all performance targets been met and Executive remained engaged by the Company until the end of the Plan Year. The payment shall be made no later than the date awards under the STIP for such plan year are or would have been paid to the participants in the STIP.

(iii)   If Executive (and/or Executive’s covered dependents) is eligible and properly elects under COBRA to continue group medical and/or dental insurance coverage, as in place immediately prior to the Termination Date, the Company (or its Successor) shall continue to pay the Company’s (Successor’s) portion of any such premiums or costs of coverage until the earlier of:

(A)   The end of the Transition Period, or

(B)   The date Executive (and Executive’s covered dependents) is provided essentially equivalent and no less favorable benefits by a subsequent employer or service recipient, or

(C)   December 31 of the second calendar year following the calendar year in which the Termination of Employment occurred.

All such Company-provided medical and/or dental premiums, or costs of coverage, shall be paid directly to the insurance carrier or other provider by the Company. To the extent that the coverage provided under this Section 2(a)(iii) extends beyond the applicable continuation period under COBRA, the Company (or its Successor), at its sole cost and expense, shall arrange to provide Executive (and Executive’s covered dependents) with benefits that are no less favorable to them than the benefits under the Company’s (Successor’s) group medical and/or dental plans.

(iv)   If Executive is eligible under COBRA to continue group life insurance coverage, as in place immediately prior to the Termination Date, if any, the Company (or its Successor) shall pay to Executive an additional cash payment equal to the Company’s monthly portion of any such premiums or costs of coverage, as in effect on the Termination Date, times the number of complete months up to and including the end of the Transition Period. The payment shall be made as soon as administratively practicable after the Termination Date.

(b)   Limitations.   Notwithstanding anything above to the contrary, the benefits payable to Executive under Sections 2(a)(i), (ii) and (iv):

(i)   Shall not exceed two times the lesser of:

(A)   The Code § 401(a)(17) compensation limit for the year in which the Termination Date occurs; or

(B)   Executive’s annual compensation (as defined in Treas. Reg. § 1.415-2(d)) for services to the Company for the calendar year prior to the calendar year in which the Termination Date occurs.

(ii)   Shall be paid to Executive no later than December 31 of the second calendar year following the calendar year in which the Termination Date occurs.

The Company and Executive intend these Sections 2(a) and 2(b) to be a “separation pay plan due to involuntary separation from service” under Prop. Treas. Reg. § 1.409A-1(b)(9)(iii) (or subsequent guidance). The parties further intend that the Company’s payments of medical and dental premiums or costs under Section 2(a)(iii) will not be considered a deferral of compensation by application of Prop. Treas. Reg. § 1.409A-1(b)(9)(iv) (or subsequent guidance).

(c)   Additional Payments and Benefits.   This Section 2(c) shall apply to the extent any benefits due to the Executive under Section 2(a) were limited or reduced due to the requirements of Section 2(b) above.

(i)   Any benefit or payment otherwise due under Sections 2(a)(i), (ii) or (iv), which was limited or reduced due to the requirements of Section 2(b), shall be paid to the Executive on the later of the payment date specified under Section 2(a) or the first day of the seventh month following the Termination Date.

(ii)   To the extent Executive received benefits under Section 2(a)(iii) above, which were limited due to the application of Section 2(a)(iii)(C), the Company’s (or Successor’s) obligation to provide access to medical and/or dental coverage shall continue until the earlier of the dates provided in Section 2(a)(iii)(A) or (B) and the following additional provisions will apply:

(A)   Executive shall pay the full premiums or costs, as determined by the Company, for such coverage to the Company on an after-tax basis, and

(B)   The Company (or Successor) shall pay to Executive, on a monthly basis, an additional cash amount equal to the monthly COBRA rate in effect for such coverage at Executive’s Termination Date.

3.   Other Terminations.   If Executive’s engagement terminates during the Term upon or after the First Change in Control and prior to the end of the Transition Period, and if Section 2 does not apply, then Executive shall be entitled to the following, as applicable, subject to the limitations and conditions in Section 4:

(a)   Termination for Good Reason During the Transition Period. If Executive’s Termination of Employment is due to Executive’s resignation for Good Reason following the First Change in Control and prior to the end of the Transition Period, then:

(i)   The Company (or its Successor) shall pay to Executive, in a lump sum, a cash payment equal to three (3) times Executive’s Average Annual Compensation, less $1.00. The payment shall be paid to Executive on the first day of the seventh month following the Termination Date.

(ii)   If the Termination Date is any day other than the last day of the STIP plan year, the Company (or its Successor) shall pay to Executive a pro rata portion of the award (based on the number of days in the STIP plan year occurring on or before, and after, the Termination Date) that would have been payable to Executive under the STIP for such plan year had all performance targets been met and Executive remained employed by the Company until the end of the plan year. The payment shall be made as of the later of:

(A)   The date awards under the STIP for such plan year are or would have been paid to the participants in the STIP, or

(B)   The first day of the seventh month following Executive’s Termination Date.

(iii)   If Executive (and/or Executive’s covered dependents) is eligible and properly elects under COBRA to continue group medical and/or dental insurance coverage, as in place immediately prior to the Termination Date, the Company (or its Successor) shall continue to pay the Company’s (Successor’s) portion of any such premiums or costs of coverage until the earlier of:

(A)   The end of the Transition Period, or

(B)   The date Executive (and Executive’s covered dependents) is provided essentially equivalent and no less favorable benefits by a subsequent employer or service recipient.

All such Company-provided medical and/or dental premiums, or costs of coverage, shall be paid directly to the insurance carrier or other provider by the Company. To the extent that the coverage provided under this paragraph (iii) extends beyond the applicable continuation period under COBRA, the Company (or its Successor), at its sole cost and expense, shall arrange to provide Executive (and Executive’s covered dependents) with benefits that are no less favorable to them than the benefits under the Company’s (Successor’s) group medical and/or dental plans. To the extent that benefits under Section 3(c)(iii) extend beyond December 31 of the second calendar year following the calendar year in which the Executive’s Termination of Employment occurred, Executive shall pay the full premiums or costs, as determined by the Company, for such coverage to the Company on an after-tax basis, and the Company (or Successor) shall pay to Executive, on a monthly basis, an additional cash amount equal to the monthly COBRA rate in effect for such coverage at Executive’s Termination Date.

(iv)   If Executive is eligible under COBRA to continue group life insurance coverage, as in place immediately prior to the Termination Date, if any, the Company (or its Successor) shall pay to Executive an additional cash payment equal to the Company’s monthly portion of any such premiums or costs of coverage, as in effect on the Termination Date, times the number of complete months up to and including the end of the Transition Period. The payment shall be paid to Executive on the first day of the seventh month following the Termination Date.

(b)   Termination During Window Period.   If Executive’s Termination of Employment is due to Executive’s resignation during the Window Period following the First Change in Control, and such resignation is not for Good Reason, then the Company (or its Successor) shall pay to Executive the benefits provided in Section 3(a) and subject to the requirements in Section 3(a), except as provided below:

(i)   The cash payment in Section 3(a)(1) will equal one (1) times Executive’s Average Annual Compensation, less $1.00.

(ii)   The benefit continuation in Section 3(a)(iii) will continue for twelve (12) months.

(iii)   The cash payment in Section 3(a)(iv) will equal the Company’s monthly portion of any such premiums or costs of coverage, as in effect on the Termination Date, times twelve (12).

(c)   Death or Disability.   If Executive’s Termination of Employment is due to Executive’s death or Disability, and Executive is not otherwise entitled to any benefits under Section 2 or 3 above, the Company shall pay to Executive (or Executive’s legal representative), in accordance with the Company’s regular payroll practices, Executive’s then-current base salary through and including the last day of the month in which the Termination Date occurs.

4.   Withholding of Taxes, Other Limitations.

(a)   Taxes. All payments to Executive hereunder are subject to withholding of income and other taxes and all other amounts required by law.

(b)   Termination Notice.   Any notice of termination for Cause or Good Reason shall, as applicable, specify whether such termination by the Company is with or without Cause, or resignation by Executive is with or without Good Reason, and, if with Cause or Good Reason, shall set forth in reasonable detail the basis therefor. Upon Termination of Employment, Executive shall, in addition to any other amounts owing under this Agreement, receive any Base Pay, earned and unused vacation time, and STIP for the preceding year, to the extent such amounts are earned but unpaid as of the Termination Date, in accordance with the Company’s payroll practices and any applicable plans or programs.

(c)   Offsets. Notwithstanding any other provision of this Agreement, the payments required by Section 2 or Section 3 shall be reduced by any severance pay that Executive is eligible to receive from the Company, its subsidiaries or its successors under any policy, plan or agreement of the Company, other than this Agreement, or under applicable law, in the event of the Company’s termination of Executive’s services with the Company. The benefits provided to Executive under this Agreement shall be in lieu of any other severance pay or benefits available to Executive under any other agreement, plan or program of the Company, or under applicable laws, except for offsets specifically provided for in this Section 4(c).

(d)   Release Requirement.   Notwithstanding any other provision of this Agreement, the Company shall not be obligated to make any payments to Executive under Sections 2 or 3 hereof unless Executive shall have signed a release of claims in favor of the Company in a form to be prescribed by the Company, all applicable consideration periods and rescission periods provided by law shall have expired and Executive is in strict compliance as of the dates of the payments with the terms of this Agreement, the Services Agreement between Executive and the Company, and the Restrictive Covenants Agreement entered into by Executive and the Company dated as of the same date of this Agreement.

(e)   Code Section 280G.   Notwithstanding any provision to the contrary contained herein except the last sentence of this Section 4(e), if the cash payments due and the other benefits to which Executive shall become entitled under this Agreement, either alone or together with other payments made pursuant to this Agreement or any other agreement between Executive and the Company or any compensation plan or program that are in the nature of compensation to Executive and are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would constitute a “parachute payment” as defined in Code § 280G (or any successor provision thereto), such lump sum payment and/or such other benefits and payments shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Code § 4999 (or any successor provision thereto) or being non-deductible to the Company for Federal Income Tax purposes pursuant to Code § 280G (or any successor provision thereto). Within ten days after the Company informs Executive of the necessity of reducing the payments or benefits to avoid the excise tax or non-deductibility or promptly after Executive otherwise becomes aware of the necessity of such a reduction, Executive in good faith shall determine the amount of any reduction to be made pursuant to this Section 4(e) and shall select from among the foregoing benefits and payments those which shall be reduced. No modification of, or successor provision to, Code § 280G or § 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which Executive would be entitled under this Agreement in the absence of this Section 4(e) to a greater extent than they would have been reduced if Code § 280G and § 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 4(e).

(f)   Code Section 409A.   This Agreement is intended to satisfy, or otherwise be exempt from, the requirements of Code § 409A(a)(2), (3) and (4), including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, or fails to be exempt from Code § 409A, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement.

5.   Definitions.   When used in this Agreement with initial capitalized letters, the following terms have the meanings indicated below, unless context requires otherwise:

(a)   Average Annual Compensation.   “Average Annual Compensation” means the average of the annual compensation payable by the Company to Executive and includible in the gross income for Federal Income Tax purposes of Executive during the shorter of:

(i)   The most recent five (5) completed taxable years of Executive ending before the First Change in Control (other than a Change in Control described in Section 5(d)(v) unless Executive is terminated prior to the occurrence of a Change in Control described in clause (i), (ii), (iii), or (iv) of Section 5(d)), or

(ii)   That portion of such five-year period during which Executive was employed by the Company (with partial year compensation annualized before determining average annual compensation for that period in accordance with the regulations promulgated under Code § 280G, or successor thereto),

(b)   Board.   “Board” means the Board of Directors of the Company.

(c)   Cause.   “Cause” means:

(i)   persistent failure by Executive to perform his duties to the Company, which failure is demonstrably willful and deliberate on the part of Executive and constitutes gross neglect of duties by Executive and which is not remedied within 90 days after receipt of written notice thereof; or

(ii)   the indictment or conviction of Executive for a felony if the act or acts constituting the felony are substantially detrimental to the Company or its reputation.

(d)   Change in Control.   “Change in Control” means one of the following:

(i)   a majority of the directors of the Company shall be persons other than persons

(A)   for whose election proxies shall have been solicited by the Board of Directors of the Company, or

(B)   who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly created directorships;

(ii)   5% or more of (1) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”) or (2) the then outstanding shares of common stock of the Company (“Outstanding Company Common Stock”) is acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto (the “Exchange Act”)) by any individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute Changes in Control pursuant to this Section 5(d)(ii):

(A)   any acquisition or beneficial ownership by the Company or a subsidiary of the Company, or

(B)   any acquisition or beneficial ownership by any Executive benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries, or

(C)   any acquisition or beneficial ownership by Executive or any group that includes Executive, or

(D)   any acquisition or beneficial ownership by a parent entity of the Company (after giving effect to the merger or statutory shore exchange) or its wholly-owned subsidiaries, as long as they shall remain wholly-owned subsidiaries, directly or indirectly of 100% of the Outstanding Company Voting Securities as a result of a merger or statutory share exchange that complies with Section 5(d)(iii)(A)(1), (2) and (3) or the exception in Section 5(d)(iii)(B) in all respects;

(iii)   the Company consummates

(A)   a merger of the Company with or into another entity, other than a merger in which

(1)   the persons who were the beneficial owners, respectively, of the Outstanding Company Voting Securities and Outstanding Company Common Stock immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, more than 50% of, respectively, the then outstanding common stock and the then outstanding voting power of the voting securities (or comparable equity interests) of the surviving entity in the merger or its direct or indirect parent entity in substantially the same proportions (except for those exercising statutory dissenters rights) as their ownership of the Outstanding Company Voting Securities and Outstanding Company Common Stock immediately prior to the merger,

(2)   if voting securities of the direct or indirect parent entity of the Company (after giving effect to the merger) are exchanged for Outstanding Company Voting Securities in the merger, all holders of any class or series of Outstanding Company Voting Securities immediately prior to the merger have the right to receive substantially the same per share consideration in exchange for their Outstanding Company Voting Securities as all other holders of such class or series (except for those exercising statutory dissenters rights), and

(3)   no individual, entity or group (other than a direct or indirect, parent entity that, after giving effect to the merger, directly or indirectly through one or more wholly owned subsidiaries, beneficially owns 100% of the outstanding voting securities of the entity resulting from the merger) beneficially owns, directly or indirectly, immediately after the merger, 35% or more of the voting power of the outstanding voting securities or the outstanding common stock of the entity (or comparable equity interests) resulting from the merger.

(B)   an exchange, pursuant to a statutory exchange of Outstanding Company Voting Securities held by shareholders of the Company immediately prior to the exchange, of shares of one or more classes or series of Outstanding Company Voting Securities for cash, securities or other property, except for voting securities of a direct or indirect parent entity of the Company (after giving effect to the statutory share exchange) owning directly, or indirectly through wholly-owned subsidiaries, both beneficially and of record 100% of the Outstanding Company Voting Securities immediately after the statutory share exchange if (1) the persons who were the beneficial owners, respectively, of the Outstanding Company Voting Securities and the Outstanding Common Stock of the Company immediately before such statutory share exchange own, directly or indirectly, immediately after the statutory share exchange more than 50% of, respectively, the voting power of the then outstanding voting securities and the then outstanding common stock (or comparable equity interests) of such parent entity, and (2) all holders of any class or series of voting stock of Outstanding Company Voting Securities immediately prior to the statutory share exchange have the right to receive substantially the same per share consideration in exchange for their Outstanding Company Voting Securities as all other holders of such class or series (except for those exercising statutory dissenters’ rights),

(C)   a sale or other disposition of all of substantially all of the assets of the Company (in one transaction or a series of transactions), unless a majority of the voting power of voting stock (or the voting equity interest) of the surviving entity or its parent entity or of any entity acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or the Company or its parent entity (in the case of a statutory share exchange) is, immediately following the merger, consolidation, statutory share exchange or disposition of assets, beneficially owned by the Executive or a group of persons, including the Executive, acting in concert;

(iv)   the shareholders of the Company approve a definitive agreement or plan to liquidate or dissolve the Company; or

(v)     (A)   the Company enters into an agreement in principle or a definitive agreement relating to a Change in Control described in clause (i), (ii) or (iii) above which ultimately results in such a Change in Control described in clause (i), (ii) or (iii) hereof,

(B)   a tender or exchange offer or proxy contest is commenced which ultimately results in a Change in Control described in clause (i) or (ii) hereof, or

(C)   there shall be an involuntary termination of engagement of Executive or a termination by the Executive of engagement for Good Reason prior to an event that would otherwise constitute a Change in Control, and Executive reasonably demonstrates that such event (x) was requested by a third party that has previously taken other steps reasonably calculated to result in a Change in Control described in clause (i), (ii) or (iii) above and which ultimately result in a Change in Control described in clause (i), (ii) or (iii) hereof or (y) otherwise arose in connection with or in anticipation of a Change in Control described in clause (i), (ii), (iii) or (iv) above that ultimately occurs.

(e)   COBRA.   “COBRA” means the benefit continuation provisions under the Consolidated Omnibus Budget Reconciliation Act of 1986. For purposes of this Agreement, COBRA is deemed to include the group term life insurance continuation requirements under Minnesota law.

(f)   Code.   “Code” means the Internal Revenue Code of 1986, as amended.

(g)   Disability.   “Disability” means a continuing condition of Executive that has been determined to meet the criteria set forth in the Company’s Long Term Disability Plan, or similar successor plan, to render Executive eligible for long-term disability benefits under said plan, whether or not Executive is in fact covered by such plan. The determination shall be made by the insurer of the plan or, if Executive is not covered by the plan, by the Company in its sole discretion.

(h)   First Change in Control.   “First Change in Control” means the occurrence of the earliest Change in Control to occur during the Term.

(i)   Good Reason.   “Good Reason” means any of the following actions by the Company without Executive’s written consent:

(i)   the Company’s material breach of this Agreement or the Services Agreement which is not remedied within 30 days after receipt of written notice thereof;

(ii)   the assignment to Executive of duties and responsibilities that are substantially inconsistent with, or materially diminish, Executive’s position with the Company as in effect immediately prior to the First Change in Control, other than for Cause or on account of Disability; or

(iii)   Executive is not given substantially equivalent or greater title, duties, responsibilities and authority or substantially equivalent or greater salary and other remuneration and fringe benefits (including paid vacation), in each case as compared with Executive’s status and remuneration in effect immediately prior to the First Change in Control, other than for Cause or on account of Disability,

(iv)   the Company fails to obtain assumption of this Agreement by any Successor as contemplated by Section 6,

(v)   the Company requires Executive to relocate to any place other than a location within twenty-five (25) miles of the location at which Executive performed duties immediately prior to the First Change in Control or, if Executive performed such duties at the Company’s principal executive offices, the Company relocates its principal executive offices to any location other than a location within twenty-five (25) miles of the location of the principal executive offices immediately prior to the First Change in Control, or

(vi)   the Company requires that Executive travel on Company business to a substantially greater extent than required immediately prior to the First Change in Control.

Notwithstanding the foregoing, Good Reason shall not exist if the Company’s action is isolated, insubstantial or inadvertent and such action is not taken in bad faith and is promptly remedied by the Company following receipt of written notice thereof from Executive.

(j)   Involuntary Termination.   “Involuntary Termination” means a Termination of Employment instigated by the Company without the consent or agreement of Executive, or which is otherwise considered an involuntary separation from service under Code § 409A or guidance thereunder.

(k)   STIP.   “STIP” means the Company’s Short-Term Incentive Plan, as amended, or any successor plan.

(l)   Successor.   “Successor” means any person or entity acquiring directly or indirectly a majority of the Outstanding Company Voting Securities (by purchase, merger, consolidation or otherwise) or all or substantially all of the assets of the Company.

(m)   Term.   “Term” has the meaning set forth in Section 14 of this Agreement.

(n)   Termination Date.   “Termination Date” means the date on which Executive’s Termination of Employment by the Company is effective.

(o)   Termination of Employment.   “Termination of Employment” means that the common-law employer-employee relationship has ended between Executive and the Company (and its affiliates). For purposes of payments of benefits under Sections 2 and 3, the Termination of Employment must also be considered a “separation from service” under Code § 409A and the guidance thereunder.

(p)   Transition Period.   “Transition Period” means the three-year period commencing on the date of the earliest to occur of a Change in Control described in clause (i) through (iv) of Section 5(d) and ending on the third anniversary of such date.

(q)   Window Period.   “Window Period” means the thirty-day period immediately following the first anniversary of the First Change in Control that is a Change in Control described in clause (i) through (iv) of Section 5(d).

6.   Successors and Assigns.

(a)   This Agreement is binding on and inures to the benefit of Executive and Executive’s heirs, legal representatives and permitted assigns, and on the Company and its successors and permitted assigns. No rights or obligations of Executive or the Company hereunder may be assigned, pledged, disposed of or transferred by such party to any other person or entity without the prior written consent of the other party.

(b)   The Company will require any Successor, by agreement in form and substance satisfactory to Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive had otherwise terminated Executive’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any Successor that is required to execute and deliver the agreement provided for in this Section 6(b) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

7.   Separate Representation.   Executive hereby acknowledges that he has sought and received independent advice from counsel of his own selection in connection with this Agreement and has not relied to any extent on any officer, director or shareholder of, or counsel to, the Company in deciding to enter into this Agreement.

8.   Governing Law; Jurisdiction.   All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Hennepin County, State of Minnesota.

9.   Specific Performance.   Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the covenants contained in this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of such covenants and to enforce specifically such covenants in any action instituted before a proper forum in addition to any other remedy to which such other party may be entitled under this Agreement or at law or in equity.

10.   Notices.   All notices hereunder shall be delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth with the signature of such party hereto or at such other address as may have been furnished to the sender by notice hereunder.

11.   Counterparts.   This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

12.   Amendments and Waivers.   No provision hereof may be altered, amended, modified, waived or discharged in any way whatsoever except by written agreement executed by both parties. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder.

13.   Severability; Severance.   In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction or arbitrator, as the case may be, may so modify the objectionable provision as to make it valid, reasonable and enforceable. In the event that any benefits to Executive provided in this Agreement are held to be unavailable to Executive as a matter of law, Executive shall be entitled to severance benefits from the Company, in the event of an involuntary termination of employment or services of Executive by the Company (other than a termination on account of the death or Disability of Executive or a termination for Cause) or a termination by Executive for Good Reason during the Term occurring at the time of, or following, the occurrence of a Change in Control, at least as favorable to Executive (when taken together with the benefits under this Agreement that are actually received by Executive) as the most advantageous benefits made available by the Company to Executives of comparable position and seniority to Executive during the five-year period prior to the First Change in Control.

14.   Term.   This Agreement shall commence on the date of this Agreement and shall terminate, and the term of this Agreement (the “Term”) shall end, on (A) December 31, 2008, provided that such period shall be automatically extended for one year, and from year to year thereafter, until written notice of termination of this Agreement is given by the Company or Executive to the other party hereto at least 60 days prior to December 31, 2008 or the extension year then in effect, or (B) if the first day of the Transition Period occurs prior to December 31, 2008 (or prior to the end of the extension year then in effect), the third anniversary of the first day of the Transition Period.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

EXECUTIVE	TENNANT COMPANY

/S/ Karel Huijser	/S/ H. Chris Killingstad
Name: Karel Huijser	Name: H. Chris Killingstad

Address: Belgium	Title: President and CEO

	Address:	701 North Lilac Drive Minneapolis, MN 55422